CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our reports dated February 5, 2001 relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Reports to Shareholders of INVESCO Variable Investment Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
October 18, 2001